Exhibit (a)(1)(D)

Form of Email Reminder of Exchange Program Expiration Date

Subject: Stock Option Exchange Program Reminder

Our records indicate that you have not returned an Election to Participate in the stock option exchange program described in the Offer to Exchange that was transmitted to you on May             , 2009.

This is to remind you that the election period for the exchange program is scheduled to expire on                     ,                     , 2009, at 12:00 midnight, Eastern Time. We currently have no plans to extend the expiration date. If you wish to exchange any of your eligible options, you must complete, sign, and date the form of election included in Appendix B of the Offer to Exchange and return it to us so that we receive it before the expiration of the election period. Additional copies of the form of election are available on the Source at HR ONE SOURCE, 2009 Stock Option Exchange.

ALL ELECTIONS MUST BE RETURNED BEFORE 12:00 MIDNIGHT, EASTERN TIME, ON                     ,                     , 2009, UNLESS WE EXTEND THIS DEADLINE. THERE WILL BE NO EXCEPTIONS. IF YOU DO NOT PROPERLY SUBMIT AN ELECTION, NONE OF YOUR ELIGIBLE OPTIONS WILL BE EXCHANGED AND YOUR ELIGIBLE OPTIONS WILL REMAIN OUTSTANDING AT THEIR CURRENT PRICE AND TERMS.

You should carefully review the Offer to Exchange and the other documents to which the Offer to Exchange refers before making a decision on whether to participate in the exchange program. For additional information or assistance, you should send your request by email to MCSStockOptionExchange@mc.com.